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     THIS AGREEMENT is made as of the 24 day of APRIL, 1996, between FTI, Inc.,
c/o Beachport Entertainment Corp., 517 N. Robertson Blvd., Suite 200, Los Angeles, California 90048 ("Company") and Gorfine & Schwartz Agency, 3301 Barchan Blvd., Los Angeles, California 90068 (referred to herein as "Composer") in connection with the creation of an original music score by Composer for the "Fairy Tales On Ice" program presently entitled "Through The Looking Glass" and starring Nancy Kerrigan (the "Program").

1. Services. (a) Company hereby employs Composer to compose, arrange and orchestrate an original, approximately sixty (60) minute, musical score (the "Score") intended for initial use in the Program and any prequels, sequels, spin-offs or remakes thereof; to record, and deliver to Company "film mixes" and, at the election of Company, "record mixes" of the Score reasonably acceptable to Company; and to conduct an orchestra to record the Score.

     (b) All of Company's obligations under this Agreement are conditioned upon the completion by Composer, to Company's reasonable satisfaction, of an I.N.S. Employment Eligibility Verification Form ("Form I-9") and upon the submission to Company of original documents satisfactory to Company to prove Composer's employment eligibility.

2.   License and Grant of Rights.

     (a) Composer hereby grants to Company, its licensees and assigns, the following exclusive rights and licenses, throughout the world and in perpetuity, in all media, whether now known or hereafter devised (including, without limitation, theatrical, non-theatrical, home video, free, pay and satellite television):

         (i) to record and synchronize all or any portion of the Score in timed relation with visual images of the Program (including promos, clips, advertising and trailers), and to re-record, reproduce and otherwise make copies of the Score as synchronized with the Program in any and all visual or audiovisual formats, including for use in television and radio commercials, but only for purposes of news and for promotion of the Program;

         (ii) to record, reproduce and otherwise make copies of the Score in any mechanical format, as a soundtrack album of the Program (a "Soundtrack Album");

         (iii) to market, sell, distribute or disseminate to the public copies of the Program and a Soundtrack Album by sale, rental, license, lease or otherwise, in any and all formats; and

         (iv) the right to exercise any of the rights granted in subparagraphs
(i), (ii) and (iii) above with respect to a compilation program of the Program along with portions of any other "Fairy Tales" program(s) produced by Company or a compilation soundtrack album of the score and/or compositions from the Program along with compositions and/or the score from other "Fairy Tales" programs produced by Company (as used herein, "Program" or "Soundtrack" shall be deemed to include any such compilation program or soundtrack as appropriate).


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         (v) subject to the rights of regularly established performing rights societies, to broadcast, exhibit, display and/or perform the Score publicity in connection with the Program (it being understood that Composer or his designee shall be entitled to receive one hundred (100%) percent of the writer's and publisher's shares of performance royalties for television/radio performances from any performing right society to which Company belong).

     (b) Company shall have the right and may grant to others the right to reproduce, print, publish, or disseminate Composer's name, approved picture, approved likeness and approved biographical information in connection with the Program for advertising purposes.

     (c) As between Company and Composer and/or his respective designees, Composer shall own all right, title and interest, including, without limitation, the copyright and any renewals or extensions thereof, throughout the universe, in the Score.

     (d) It is understood and agreed that Company's exclusive rights in and to the Score is granted in connection with the Program and a Soundtrack Album and that Company may only use the Score in the Program (in any and all visual formats in which the Program might be delivered, transmitted or reproduced, including, without limitation, live performances of the Program), a Soundtrack Album (in any audio formats in which a Soundtrack Album might be delivered, transmitted or reproduced) and in the advertising, promotion and marketing of the foregoing, and for no other purpose. Composer hereby expressly reserves all rights not specifically granted to Company hereunder. Notwithstanding the foregoing, Composer agrees that he will not solicit a recording of the Score by a third party until the date which is twelve (12) months following the earlier of (i) recording or a videocassette of the Program or (ii) release of a videocassette of the Program.

3. Delivery: Composer shall deliver the Score to Company in such form as Company shall reasonably request by April 12, 1996.

4. Term: The term of this Agreement shall commence on the date hereof and shall continue until Composer has fully rendered the required services hereunder.

5. Compensation: As consideration for all services rendered by Composer hereunder and all rights granted to Company hereunder.

     Composer shall be entitled to receive the following compensation:

          (a) A one-time payment of Five Thousand ($5,000) Dollars, payable one-half upon execution hereof and one-half upon the delivery by Composer to Company of the Score. The foregoing amount is a non-returnable, non-recoupable fee for Composer's services;

          (b) If the Program is broadcast on network prime time television, a one-time payment of Twenty-Five Thousand ($25,000) Dollars if the Score is contained in such broadcast

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of the Program, payable upon the first broadcast of the Program;

          (c) If the Program is broadcast on non-prime time network television, a one time payment of Fifteen Thousand Dollars ($15,000) if the Score is contained in such broadcast of the Program, payable upon the first broadcast of the Program;

          (d) If the Program is broadcast on basic cable television, a one-time payment of Five Thousand ($5,000) Dollars if the Score is contained in such broadcast of the Program, payable upon the first broadcast of the Program;

          (e) If the Program is broadcast on pay cable or pay-per-view television, a one-time payment of Fifteen Thousand ($15,000) Dollars if the score is contained in such broadcast of the Program, payable upon the first broadcast of the Program;

          (f) If the Program is released as a home videocassette and embodies the Score, a royalty of Thirty ($0.30) Cents payable with respect to each videocassette of the Program distributed and sold.

          (h) With respect to performances of the Program before a live audience, two and one-half (2-1/2%) percent of the gross weekly box office receipts of the Program. As used herein, "gross weekly box office receipts" shall mean all sums received from ticket sales to the Program allocable to performances given in such week, less all applicable federal and other admission taxes or similar taxes which may be now or hereafter imposed upon admission; any and all booking commissions, charges or expenses (provided that the contract with the venue at which such production of the Program is being presented allows deduction of such commissions against gross weekly box office receipts); any customary fees or commissions actually paid in connection with subscriptions, theater parties, group sales or benefits, telephone charge services, credit card organizations such as, American Express, and automatic ticket distribution or remote box offices; discounts applicable to subscriptions, theater parties, group sales or benefits and/or organizations similar to TKTS; and library discounts and commissions, entertainment taxes, admission taxes, federal, state or municipal, value added taxes, and foreign artist union taxes, if any.

          (i) Composer acknowledges that (i) Company will not be required to pay any additional compensation in connection with the use of the Score for news clips, advertising or other promotional purposes and (ii) the one-time payments referred to in this paragraph 2 shall not apply with respect to broadcast of a portion of the Program in connection with a segment of a news, current events, news magazine or similar type of program.

6. Soundtrack

          (a) In addition to the compensation set forth in paragraph 6, with respect to any Soundtrack Album, Company shall cause the applicable record label to pay directly to Composer

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a royalty of two and one-half (2-1/2%) percent of the suggested retail list price for top-line, full priced net sales of Soundtrack Albums sold throughout the world. Royalties under this paragraph (a) will be computed, calculated and paid on the same basis (e.g., packaging deductions, free goods, reserves, discounts, return policy, taxes, etc.), and at the same time as royalties are computed, calculated, adjusted, reduced and paid to Company by the applicable record label or distributor. In addition to the foregoing, Company shall pay to Composer an amount equal to two and one-half (2-1/2%) percent of any non-returnable advance, if any, received by Company with respect to a Soundtrack Album.

          (b) In the event Company or its licensee releases a Soundtrack Album, Company shall pay (or cause its licensee to pay directly) to Composer, or his designees: (a) a mechanical license royalty of one hundred (100%) percent of the minimum compulsory license rate under the United States copyright law on the date of delivery of a Soundtrack Album to the applicable record company based on net sales of albums distributed and sold in the United States; (b) a media copy original; and (c) a mechanical license royalty for records distributed and sold outside of the United States and Canada at one hundred (100%) percent of the standard rate payable in the territory of distribution on the date of delivery of a Soundtrack Album to the applicable record company based on net sales of albums distributed and sold in such territory.

          (c) Composer hereby grants to Company the right to enter into an agreement for a soundtrack Album.

7. Accounting. Company will use its reasonable efforts to insure that all monies due pursuant to Composer pursuant to paragraphs 6 and 7 will be paid directly to Composer, by the parties with whom Company has contracted. Company will use its reasonable effort to insure that all such parties shall send copies of all statements sent to Company directly to Composer. In the event any payments are not made directly to Composer, Company will compute any royalties due hereunder as of each June 30th and December 31st for the prior calendar half year. Within ninety (90) days from the end of each calendar half year (or at such intervals as Company is paid by the applicable distributor), Company will send to Composer a statement covering those royalties and will pay royalties which are then due. If Company makes any overpayment hereunder, Composer will reimburse Company for it; Company may also deduct it from any payments due or becoming due to the recipient of such overpayment. Company will maintain books and records with respect to monies received from the exploitation of the Score. Composer may, at its own expense, examine those books and records related solely to the monies received from the exploitation of the Program, for the purposes of verifying the accuracy of the statements sent to it hereunder. Composer may make such an examination for a particular statement only once during any twelve (12) month period and only during Company's usual business hours, and at the place where it keeps the books and records to be examined. Composer will notify Company at least thirty (30) days before the date when it plans to begin an examination. Composer may appoint a certified public accountant to make such an examination for them. Company will use its best efforts to insure that Composer has the right to directly audit, solely with respect to the Score, the books and records of any third party with whom Company contracts.

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8. Termination. In the event Company terminates Composer's services hereunder without legal justification or reasonable cause, then, Company shall pay Composer, as the compensation set forth herein in the same manner and at the same times as such compensation would otherwise be payable.

9. Credit. Composer shall receive credit with respect to the score included in the Program on two separate lines in the form of "Score by Ron Grant" as follows: (i) in the playbill or other program for live performances of the Program, (ii) screen credit on a separate card in the main titles of any television broadcast or motion picture of the Program (or the end titles thereof if the producer, director and writer credits only appear in the end titles) and
(iii) in all paid advertising for the Program where principal creators of the program receive credit (whether for a live, motion picture, television or videotape production of the Program or a Soundtrack Album) issued by or under Company's direct control in which the billing block appears.

10. Assignment. Company shall have the right to assign this Agreement, provided that the assignee assumes all of Company's obligation hereunder in writing and Company shall remain secondarily liable hereunder. Composer shall not have the right to assign this Agreement until Composer's services are completed, without Company's prior written consent. This Agreement shall inure to the benefit of Company and Composer's successors, assigns, licensees and grantees, as the case may be.

11. Notices. All notices hereunder shall be in writing and shall be given by personal delivery, registered or certified mail or telegraph (prepaid), at the addresses shown above, or such other addresses as may be designated by either party. Notices shall be deemed given when mailed or delivered to a telegraph office, except that notice of change of address shall be effective only from the date of its receipt. All notices to Composer shall be sent to the attention of Cheryl Tiano at the address first written above. Copies of all notices to Company shall be sent to Levy & Freundlich, LLP, 501 Madison Avenue, 19th Floor, New York, New York 10022, Attention: Benton J. Levy, Esq.

12. Miscellaneous.

     (a) This Agreement has been entered into in the State of New York and the validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into in the State of New York. The New York Courts (State and Federal) only, will have jurisdiction of any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in those courts, and not elsewhere. Any process in any such action or proceeding may, among other methods, be served upon either party by delivering it or mailing it, by registered or certified mail, directed to the address first above written or such other address as such party may designate pursuant to paragraph 11. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of New York.

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     (b) This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except by an instrument signed by the parties hereto. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future, or any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, the same shall not effect any other provision of this agreement.

     (c) This Agreement may be executed in counterparts, each of which constitutes an original and both of which together constitute one and the same instrument, which shall be binding and effective as to both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

     [signature illegible]
----------------------------------------

By:  /s/ BARRY MENDELSON
   -------------------------------------
   Name:   Barry Mendelson
   Title:  President


/s/ Ron Grant
----------------------------------------
RON GRANT
Soc Sec ####-##-####

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